SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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May 21, 2024

Dear Shareholder,

The Bahl & Gaynor Income Growth Fund (the “Fund”) Special Meeting of Shareholders is to be held on June 11, 2024. I am pleased to report that your fellow shareholders have responded and have shown strong support for the new investment advisory agreement between Investment Managers Series Trust, on behalf of the Bahl & Gaynor Income Growth Fund, and Bahl & Gaynor, Inc. More than 90% of the votes cast to date support the proposal.

Please join your fellow shareholders by taking a few minutes to sign, date and mail the enclosed proxy card in the prepaid envelope or follow the instructions below to vote by telephone or internet.

You and your fellow shareholders will have a substantial impact on the vote if you act early. Please see voting options below:

Vote by Phone by calling 1-833-876-2453 and speaking with a proxy voting specialist today. Our representatives are available weekdays from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.
Vote by Internet by visiting the internet address on the enclosed card and following the instructions.
Vote by Mail by completing, signing, and dating the enclosed card and returning it in the enclosed prepaid return envelope.

If you have any questions or need assistance in voting, please contact our proxy solicitor, Morrow Sodali Fund Solutions (“MSFS”) at 1-833-876-2453. Please note that an MSFS representative may call you to assist you in voting. For more information, please refer to the proxy statement.

Thank you,

Peter Knipe

Managing Director

Bahl & Gaynor

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